Ally Financial Reports Preliminary Second Quarter 2011 Financial Results
•	Net income of $113 million
•	Core pre-tax income of $466 million

NEW YORK (Aug. 2, 2011) – Ally Financial Inc. (Ally) today reported net income of $113 million for the second quarter of 2011, compared to $146 million in the prior quarter and $565 million for the second quarter of 2010.  Core pre-tax income, which reflects income from continuing operations before taxes and original issue discount (OID) amortization expense primarily from bond exchanges, totaled $466 million in the second quarter of 2011, compared to $428 million in the prior quarter and $727 million in the comparable prior year period.

“We continued to see solid financial results with another profitable quarter, strong capital and liquidity, and lower funding costs,” said Chief Executive Officer Michael A. Carpenter. “Our auto franchise continued to hold a leading position and demonstrate growth in key areas, with year-over-year increases in used, lease and diversified consumer originations.  We also remained focused on building our deposit base at Ally Bank and recently introduced a number of new products as we strive to offer consumers leading banking products with exceptional customer service.

"We continue to be vigilant in evaluating risks related to our mortgage business and addressing them appropriately.  As a result, we took some additional repurchase reserves during the second quarter,” said Carpenter.  “Reducing risk in our legacy portfolio has been among our top priorities.  This is evidenced by our leading position in loss mitigation efforts and the repurchase settlements reached last year with Fannie Mae and Freddie Mac.”

Income/(Loss) From Continuing Operations by Segment
($ millions)

				Increase/(Decrease) vs.
	2Q 11	1Q 11	2Q 10	1Q 11	2Q 10
North American Automotive Finance	$559	$518	$592	$41	$(33)
International Automotive Finance	71	40	95	31	(24)
Insurance	73	134	108	(61)	(35)
Global Automotive Services	$703	$692	$795	$11	$(92)
Mortgage Origination and Servicing	47	73	249	(26)	(202)
Legacy Portfolio and Other[1]	(174)	(39)	(19)	(135)	(155)
Mortgage Operations	$(127)	$34	$230	$(161)	$(357)
Corporate and Other (ex. OID)[2]	(110)	(298)	(298)	188	188
Core pre-tax income[3]	$466	$428	$727	$38	$(261)
OID amortization expense[4]	274	326	292	(52)	(18)
Income tax expense (benefit)	82	(68)	33	150	49
Income (loss) from discontinued operations[5]	3	(24)	163	27	(160)
Net income	$113	$146	$565	$(33)	$(452)
1. The Legacy Portfolio and Other segment primarily consists of loans originated prior to Jan. 1, 2009, and includes non-core business activities including portfolios in run off.
2. Corporate and Other as presented includes the Commercial Finance Group, certain equity investments and Treasury activities, including the residual impact from the corporate funds transfer pricing and asset liability management activities.
3. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges.
4. Includes accelerated OID amortization of $20 million in 2Q11 and $30 million in 1Q11 from extinguishment of debt.
5. The following businesses are classified as discontinued operations: the U.K. consumer property and casualty insurance business (sale completed 2Q11); retail automotive finance operations in Poland (sale completed 2Q10), Argentina (sale completed 3Q10) and Ecuador (sale completed 1Q11); automotive finance operations in Australia (sale of auto finance retail credit portfolio completed 2Q10), Russia and Venezuela; the full-service leasing businesses in Australia (sale completed 2Q10), Belgium (sale completed 2Q10), France (sale completed 2Q10), Poland (sale completed 2Q10) and the U.K. (sale completed 4Q10); mortgage operations in Continental Europe and the U.K. (sales completed 3Q10 and 4Q10); and the Commercial Services Division (North American based factoring business) of the Commercial Finance Group in Corporate and Other (sale completed 2Q10).

Highlights

•	Continued to maintain position as the industry’s leading auto finance franchise.

o	Ranked No. 1 overall auto lender in the U.S. (Source: AutoCount data from Experian Automotive – First Half 2011).

o	U.S. consumer auto originations from continuing operations totaled $9.5 billion during the quarter, an increase of 18 percent compared to the second quarter of 2010.

o	Selected as the preferred finance source for Maserati vehicles in the U.S. and Canada.

•	Continued to strengthen the company’s financial profile with more than $12.2 billion of new funding during the quarter and a preliminary Tier 1 capital ratio of 14.6 percent.

•	Continued to expand Ally Bank and the company’s overall deposit base.

o	Total deposits were $42.3 billion at June 30, 2011, an increase of $1.6 billion during the quarter.

o
Expanded Ally Bank’s products and services suite with four new offerings: Individual Retirement Accounts (IRAs); Popmoney, a person-to-person payment option; a 4-year Raise Your Rate certificate of deposit (CD); and Ally Perks, a debit rewards program.

o	CD retention rates were 88 percent during the second quarter, consistent with recent levels.

•	Expanded GMAC Mortgage’s Hardest Hit Fund support to include all participating states.

Liquidity and Capital

Ally's consolidated cash and cash equivalents were $14.9 billion as of June 30, 2011, compared to $12.9 billion at March 31, 2011.  Included in the consolidated cash and cash equivalents balance are: $664 million at Residential Capital, LLC (ResCap), $3.6 billion at Ally Bank and $1.1 billion at the insurance businesses.  The growth in cash and cash equivalents was the result of increased secured funding activity in the quarter.

Ally's total equity at June 30, 2011, was $20.4 billion, which remained flat compared to the prior quarter end.  The company's preliminary second quarter 2011 Tier 1 capital ratio was 14.6 percent, compared to 14.7 percent in the prior quarter.

The company issued $1.5 billion of unsecured debt and $6.3 billion of public and private ABS during the second quarter.  The company’s secured issuance included $5.6 billion of U.S retail and wholesale ABS and a $541 million Canadian retail auto securitization.  Additionally, the company established $3.0 billion of new revolving credit capacity to fund auto and mortgage assets, and completed a $1.3 billion auto whole-loan sale.

Deposits

The company continued to grow deposits during the quarter through its subsidiaries, Ally Bank and ResMor Trust.  Total deposits increased in the second quarter to $42.3 billion, from $40.7 billion at March 31, 2011.  Retail deposits at Ally Bank were $24.6 billion at June 30, 2011, compared to $23.5 billion at the end of the prior quarter.  Brokered deposits at Ally Bank totaled approximately $9.9 billion at quarter end, compared to $9.8 billion at March 31, 2011.  Deposit growth continued to be supported by strong consumer retention rates, as CD retention rates were 88 percent during the quarter.

Ally Bank

For purposes of quarterly financial reporting, Ally Bank's operating results are included within the North American Automotive Finance and Mortgage Operations segments, based on its underlying business activities.  During the second quarter of 2011, Ally Bank reported pre-tax income from continuing operations of $259 million, compared to $126 million in the corresponding prior year period.  Performance in the quarter was driven by continued strong auto originations. Total assets at Ally Bank were $77.4 billion at June 30, 2011, compared to $72.6 billion at March 31, 2011.  The growth in assets was due to the increase in auto asset levels resulting from strong retail originations and increased wholesale funding.

Global Automotive Services

Global Automotive Services is comprised of Ally's auto-centric businesses: North American Automotive Finance, International Automotive Finance and Insurance.  Global Automotive Services reported second quarter 2011 pre-tax income from continuing operations of $703 million, compared to $795 million in the comparable prior year period.

North American Automotive Finance, which includes results for the U.S. and Canada, reported pre-tax income from continuing operations of $559 million in the second quarter of 2011, compared to $592 million in the comparable prior year period.  The decrease was driven by the absence of gains from whole-loan forward flow sales as this agreement expired in the fourth quarter of 2010 and a decline in gains on off-lease vehicle terminations.  This was partially offset by strong financing revenue due to asset growth and a decrease in loan loss provision due to an improved credit mix and lower consumer credit losses.

International Automotive Finance reported pre-tax income from continuing operations of $71 million in the second quarter of 2011, compared to $95 million in the same period last year.  The results in the second quarter of 2010 benefited from gains on derivatives and favorable tax rulings, which did not repeat in the current period.  The company's international auto finance footprint currently consists of 15 countries, including the company's five core international markets: Germany, U.K., Brazil, Mexico and its joint venture in China.

Insurance, which focuses on dealer-centric products, such as extended service contracts and dealer inventory insurance, reported pre-tax income from continuing operations of $73 million in the second quarter of 2011, compared to $108 million in the prior year period.  The decline was driven by higher than expected weather-related claims, as the U.S. has experienced one of the most severe weather years on record.  This resulted in the single worst quarter for weather-related losses in the company’s history.  Offsetting these losses were realized gains in the investment portfolio.

Auto originations and penetration

Total consumer financing originations from continuing operations during the second quarter of 2011 totaled $12.5 billion, compared to $10.7 billion in the prior year period.  Second quarter 2011 consumer auto originations were comprised of $8.1 billion of new originations, $2.3 billion of used originations and $2.1 billion of new leases, while second quarter 2010 consumer auto originations included $8.5 billion of new originations, $1.4 billion of used originations and approximately $800 million of new leases.  Growth in consumer financing originations was driven by strong growth in used and leasing volume in the U.S., which grew 74 percent and 155 percent, respectively, compared to the corresponding period last year.  Additionally, the company continues to generate strong new volume from a diversified mix of auto manufacturers, with diversified originations increasing 118 percent in the U.S. compared to the second quarter of 2010.

North American consumer financing originations in the second quarter of 2011 were $10.3 billion, which included $9.5 billion in the U.S.  Second quarter 2010 consumer financing originations in North America were $9.1 billion, which included approximately $8.0 billion in the U.S.

International consumer originations from continuing operations, which include a non-consolidated joint venture in China, were $2.3 billion during the second quarter of 2011, compared to $1.6 billion in the second quarter of 2010, as originations in Germany and China increased 90 percent and 41 percent, respectively.

Ally's average U.S. wholesale penetration for GM dealer stock was 79.3 percent in the second quarter of 2011, compared to 82.3 percent in the prior quarter and 82.4 percent in the second quarter of 2010.  U.S. consumer penetration for GM was 36.5 percent during the second quarter of 2011, compared to 51.9 percent in the prior quarter and 34.4 percent in the second quarter of 2010.  As a result of the reduced level of incentives used by GM in the second quarter of 2011 compared to the prior quarter, retail penetration returned to normalized levels.

Ally's average U.S. wholesale penetration for Chrysler dealer stock was 68.1 percent in the second quarter of 2011, compared to 69.9 percent in the first quarter of 2011 and 71.4 percent in the corresponding period last year.  Ally's U.S. consumer penetration for Chrysler during the second quarter of 2011 was 30.3 percent, compared to 33.7 percent in the prior quarter and 52.5 percent in the second quarter of 2010.

Mortgage Operations

Ally's Mortgage Operations, which includes ResCap and the mortgage activities of Ally Bank and ResMor Trust, is one of the leading mortgage originators and servicers in the U.S.  The company's Mortgage Operations business is reported as two segments: Origination and Servicing and Legacy Portfolio and Other.

The principal activities of the Origination and Servicing segment include originating, purchasing, selling, and securitizing conforming and government-insured residential mortgage loans in the U.S. and Canada; servicing residential mortgage loans for Ally and others; and providing collateralized lines of credit to other mortgage originators, which the company refers to as warehouse lending. In addition, the segment also originates high-quality prime jumbo mortgage loans in the U.S.  The company utilizes three primary channels for originating mortgages: correspondent, retail and wholesale lending.

The Origination and Servicing segment reported second quarter 2011 pre-tax income from continuing operations of $47 million, compared to pre-tax income from continuing operations of $249 million during the second quarter of 2010.  Results were driven by lower net servicing income, which was impacted by MSR valuation adjustments; lower production as a result of a smaller overall mortgage market; and compressed margins due to a shift in product mix and lower industry volume.

Total mortgage loan production from the Origination and Servicing segment in the second quarter of 2011 was $12.6 billion consisting primarily of prime conforming loans, compared to $12.2 billion in the first quarter of 2011 and $13.5 billion in the second quarter of 2010.

The Legacy Portfolio and Other segment primarily consists of loans originated prior to Jan. 1, 2009, and includes non-core business activities, including portfolios in run off.  The Legacy Portfolio and Other segment of Mortgage Operations reported a pre-tax loss from continuing operations of $174 million in the second quarter of 2011, compared to a pre-tax loss from continuing operations of $19 million in the corresponding prior year period.  The results in the quarter were primarily driven by a mortgage repurchase expense of $184 million, which was partially offset by a lower loan loss provision primarily due to stabilizing delinquencies.  The higher mortgage repurchase expense was primarily driven by expenses for payments made to trusts in connection with rescinded mortgage insurance on securitized assets.  The mortgage repurchase reserve balance has remained relatively flat compared to the prior two quarters.

The company sold domestic legacy assets with a net unpaid principal balance of $71 million during the quarter, which resulted in a net gain of $26 million.

Home Ownership Preservation

GMAC Mortgage continues to work aggressively to keep customers in their homes and is a supporter of many home preservation outreach programs.  Since 2008, GMAC Mortgage has completed more than 700,000 default workouts for borrowers, which comprises approximately 26 percent of loans serviced during that period.  The company has completed approximately twice as many modifications as foreclosure sales, and its Home Affordable Modification Program (HAMP) performance remains among industry leaders.

Mortgage Servicing Consent Order

On April 13, the company announced that it and certain of its subsidiaries had executed the Consent Order issued by the Board of Governors of the Federal Reserve and the Federal Deposit Insurance Corporation (FDIC) related to the servicing operation of its mortgage business.  The company subsequently submitted initial deliverables and action plans to the Federal Reserve Board of Governors and the FDIC as required under the Order.  The company remains committed to complying with the requirements of the Order and enhancing its servicing processes appropriately.

Corporate and Other

Corporate and Other reported a second quarter 2011 core pre-tax loss of $110 million, compared to a core pre-tax loss of $298 million in the second quarter of 2010.  Including OID, Corporate and Other reported a pre-tax loss from continuing operations of $384 million in the second quarter of 2011, compared to a pre-tax loss from continuing operations of $590 million in the comparable prior year period.  The improved results in the second quarter of 2011 were primarily due to the positive impact of the early settlement of a loss holdback provision under certain historical auto whole-loan forward flow agreements, as well as a lower OID amortization expense and a lower Commercial Finance loan loss provision.  The performance of Corporate and Other during the second quarter of 2011 was also driven by the net impacts of the corporate funds transfer pricing methodology and asset liability management activities.  The net impact of the funds transfer pricing methodology represents the unallocated cost of maintaining the liquidity and investment portfolios and other unassigned funding costs and unassigned equity.

Additional Financial Information

For additional financial information, the second quarter 2011 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/index.html.

About Ally Financial Inc.

Ally Financial Inc. (formerly GMAC Inc.) is one of the world's largest automotive financial services companies.  The company offers a full suite of automotive financing products and services in key markets around the world.  Ally's other business units include mortgage operations and commercial finance, and the company's subsidiary, Ally Bank, offers retail banking products.  With approximately $179 billion in assets as of June 30, 2011, Ally operates as a bank holding company.  For more information, visit the Ally media site at http://media.ally.com.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally's actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors (“GM”), and Ally and Chrysler; the profitability and financial condition of GM and Chrysler; securing low cost funding for us and Residential Capital, LLC (“ResCap”); our ability to realize the anticipated benefits associated with being a bank holding company, and the increased regulation and restrictions that we are now subject to; any impact resulting from delayed foreclosure sales or related matters; the potential for legal liability resulting from claims related to the sale of private-label mortgage-backed securities; risks related to potential repurchase obligations due to alleged breaches of representations and warranties in mortgage securitization transactions; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; continued challenges in the residential mortgage markets; the continuing negative impact on ResCap and our mortgage business generally due to the recent decline in the U.S. housing market; uncertainty of our ability to enter into transactions or execute strategic alternatives to realize the value of our ResCap operations; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of Ally, ResCap, Chrysler, or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:

Gina Proia
646-781-2692
gina.proia@ally.com

Jim Olecki
646-781-1008
james.olecki@ally.com